SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                          WORLD ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:   N/A
                                                                        --------
     2)  Aggregate number of securities to which transaction applies:    N/A
                                                                     ---------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction: N/A
                                                         -----
     5)  Total fee paid: N/A
                        -----
( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: N/A
                                -----
     2)  Form, Schedule, or Registration Statement No.: N/A
                                                       -----
     3)  Filing Party: N/A
                      -----
     4)  Date Filed: N/A
                    -----

[GRAPHIC]
World Acceptance Corporation


                                                                   June 30, 2000


To the Shareholders of
    World Acceptance Corporation:

      In connection with the Annual Meeting of Shareholders of your company to be held on August 2, 2000, we enclose a Notice of the Meeting, a Proxy Statement containing information about the matters to be considered at the Meeting and a form of proxy relating to those matters.

      In addition, we enclose our 2000 Annual Report, which provides information relating to the Company's activities and operating performance during the most recent fiscal year.

      You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event that you are unable to attend the Meeting. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.

                                                       Sincerely yours,



                                                       Charles D. Walters
                                                       Chairman of the Board and
                                                       Chief Executive Officer

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607


                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------



To Our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company's main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 2, 2000, at 11:00 a.m., local time, for the following purposes:

     1. To elect six (6) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

     2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year; and

     3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on June 19, 2000, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.



                                                Charles D. Walters
                                                Chairman of the Board and
                                                Chief Executive Officer

June 30, 2000



                                IMPORTANT NOTICE
                    Please Sign and Mail Your Proxy Promptly

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------



     The following statement, first mailed on or about June 30, 2000, is furnished in connection with the solicitation by the Board of Directors (the "Board") of World Acceptance Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on August 2, 2000, at 11:00 a.m., local time, at the Company's main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

     The accompanying form of proxy is for use at the Meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

     1. The election to the Board of the six (6) nominees named in this Proxy Statement; and

     2. The ratification of the Board's selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year.

     The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company's common stock, no par value (the "Common Stock"), and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, or special letter.

     Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 19, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record at the close of business on that date of outstanding shares (the "Shares") of the Common Stock will be entitled to notice of and to vote at the Meeting.

     The number of outstanding Shares entitled to vote as of the record date was 18,627,573. Each Share is entitled to one vote. In accordance with South Carolina law and the Company's bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors and the ratification of the selection of auditors. Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

     With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. The ratification of the selection of the auditors will be approved if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote of such proposal. Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals. Cumulative voting is not permitted under the Company's articles of incorporation.

     On June 19, 2000, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Except as noted otherwise, each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite his name.

                         Ownership of Shares by Certain
                      Beneficial Owners as of June 19, 2000

                                                                   Amount and Nature                   Percent
Name and Address of Beneficial Owner                            of Beneficial Ownership               of Class
------------------------------------                            -----------------------               --------
Wanger Asset Management L.P. (1)                                       2,971,200                        16.0%
Wanger Asset Management, Ltd.
Acorn Investment Trust
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

Wasatch Advisors, Inc. (2)                                             2,462,897                        13.2%
150 Social Hall Avenue
Salt Lake City, Utah 84111

James T. Martin (3)                                                    2,450,000                        13.2%
Tuppeny House
Tuckestown, Bermuda

Charles D. Walters (4)                                                 2,227,799                        11.6%
108 Frederick Street
Greenville, South Carolina 29607

Thomas W. Smith (5)                                                    2,145,750                        11.5%
Thomas N. Tryforos
323 Railroad Avenue
Greenwich, Connecticut 06830

---------------

(1) Based on an amended Schedule 13G dated February 11, 2000. Wanger Asset Management, Ltd. reports shared dispositive power over all Shares listed, and Acorn Investment Trust reports shared voting and dispositive power over 2,410,000 of the Shares listed.

(2) Based on amended Schedule 13G dated February 14, 2000. Wasatch Advisors, Inc. reported sole voting and dispositive power over all shares listed.

(3)  Based on a Form 4 dated June 7, 2000.

(4) Includes 558,199 Shares subject to options exercisable within 60 days of June 19, 2000, and 27,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of the 27,000 Shares held in trust. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(5) Based on an amended Schedule 13G filed with the Company on February 14, 2000. Each of Mr. Smith and Mr. Tryforos reports shared voting and disposition power over 2,038,600 Shares. Mr. Smith reports sole voting and dispositive power over 107,000 Shares and Mr. Tryforos reports sole voting and dispositive power over 150 Shares.

                              ELECTION OF DIRECTORS

     The Company's bylaws provide for seven directors. Mr. Harold Owens' resignation from his position as President and director on April 1, 1999 created a vacancy on the Board. It is intended that the persons named in the accompanying proxy will only vote for the six nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. Each director will be elected to serve until the next annual meeting of Shareholders or until a successor is elected and qualified. Directors will be elected by a plurality of the votes cast. The Board of Directors is seeking a director candidate to fill the vacancy created by Mr. Owens' resignation, but has yet to fill the vacancy. Any director appointed after this meeting to fill this vacancy will serve a term expiring at the annual meeting of shareholders in the year 2001, expected to be held in August 2001, or until a successor has been duly elected and qualified.

     Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

     During the most recent fiscal year, the Board of Directors held four regularly scheduled meetings. Each director attended all meetings of the Board of Directors and of each committee on which he served, except Mr. Gilreath was unable to attend the 1999 Annual Meeting of Shareholders and related Board of Directors meeting held the same day, and Mr. Way was unable to attend the Audit Committee Meeting.

     Each director who is not an employee of the Company currently is paid a $3,000 quarterly retainer, plus $500 for each meeting of the Board of Directors attended and $200 for each meeting of a committee on which he serves. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each outside director receives options to purchase 6,000 Shares on April 30 of each year pursuant to the terms of the Company's 1992 and 1994 Stock Option Plans. The exercise price for these options is the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant.

     The Board of Directors maintains an Audit Committee on which Messrs. Hummers, McLean and Way served during fiscal 2000. In order to comply new NASDAQ requirements regarding the composition of audit committees, Mr. McLean resigned from the Audit Committee effective February 2, 2000, and Mr. Bramlett was elected to fill this position on the Committee. The Audit Committee reviews the results and scope of each audit, the service provided by the Company's independent accountants and all related-party transactions. The Audit Committee met once during the most recent fiscal year.

     The Board of Directors also maintains a Stock Option Committee on which Messrs. Bramlett, Gilreath, Hummers and Way serve. This Stock Option Committee administers the Company's 1992 and 1994 Stock Option Plans. The Stock Option Committee met two times during the most recent fiscal year.

     The Board also maintains a Compensation Committee on which Messrs. Bramlett, Gilreath, Hummers and Way serve. The Compensation Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. The Compensation Committee met three times during the most recent fiscal year.

     The following is a list of nominees for election to the Board of Directors. Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Each of the nominees served on the Board of Directors during the Company's last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

     CHARLES D. WALTERS (61), Chairman and Chief Executive Officer, World Acceptance Corporation. Mr. Walters has served as Chairman of the Board of Directors and chief executive officer since July 1991 and as a director since April 1989. Mr. Walters served as president from 1986 to 1996, executive vice president from 1984 to 1986, and as regional vice president responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972.

     A. ALEXANDER McLEAN, III (49), Executive Vice President and Chief Financial Officer, World Acceptance Corporation. Mr. McLean has served as executive vice president since August 1996, senior vice president since 1992, and as vice president and chief financial officer and a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

     JAMES R. GILREATH (58), Attorney, James R. Gilreath, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

     WILLIAM S. HUMMERS, III (54), Executive Vice President and Chief Financial Officer, The South Financial Group, Inc., Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with The South Financial Group, Inc., formerly Carolina First Corporation, since 1988. Mr. Hummers currently serves as a director of The South Financial Group, Inc.. Mr. Hummers has served as a director of the Company since April 1989.

     CHARLES D. WAY (47), Chairman, President, and Chief Executive Officer, Ryan's Family Steak Houses, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan's Family Steak Houses, Inc. since 1988, as its chief executive officer since 1989, and as its chairman since October 1992. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan's Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan's Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

     KEN R. BRAMLETT, JR. (40), Senior Vice President, Chief Financial Officer, and General Counsel, Personnel Group of America, Inc., Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett has served as senior vice president and general counsel of Personnel Group of America, Inc. since October 1996, as chief financial officer since November 1999, and as a director of that company since August 1997. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years. Mr. Bramlett has served as a director of the Company since October 1993.

     The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 19, 2000, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.


           OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 19, 2000

                                                                              Shares Beneficially Owned
                                                                        --------------------------------------
Name of Individual or Number in Group                                      Amount (1)         Percent of Class
-------------------------------------                                   ------------          ----------------

Charles D. Walters................................................       2,227,799 (2)               11.6%
A. Alexander McLean, III..........................................         479,084 (3)                2.5%
R. Harold Owens...................................................         253,223 (4)                1.3%
James R. Gilreath.................................................         154,500 (5)                   *
Charles D. Way....................................................          64,000                       *
William S. Hummers, III...........................................          60,280                       *
Ken R. Bramlett, Jr...............................................          47,800                       *
Mark C. Roland....................................................          32,000                       *
Casey K. Johnson..................................................          21,390 (6)                   *
Douglas R. Jones..................................................          15,000                       *

Director and all executive
    officers as a group (11 persons) .............................       3,394,576                   16.9%

------------
*Less than 1%.

(1) Includes the following Shares subject to options exercisable within 60 days of June 19, 2000: Mr. Walters - 558,199; Mr. McLean - 400,684; Mr. Owens - 253,223; Mr. Gilreath - 54,000; Mr. Way - 54,000; Mr. Hummers - 54,000; Mr.
     Bramlett - 42,000; Mr. Roland - 32,000; Mr. Jones - 10,000; Directors and Executive Officers as a group - 1,497,606.

(2) Includes 27,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of these Shares. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(3) Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.

(4)  Mr. Owens resigned all of his positions with the Company on April 1, 1999.

(5) Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee. Also includes 90,000 Shares in a limited partnership in which Mr. Gilreath is a partner.

(6) Mr. Johnson resigned all of his positions with the Company on February 29, 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2000.


                               SHAREHOLDER RETURN

     Performance Graph. The following chart provides a graphic comparison of the cumulative shareholder return on the Company's Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company's Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on March 31, 1995.

               Comparison of Cumulative Total Return Between World Acceptance Corporation, NASDAQ Composite Index and
                             NASDAQ Financial Index

                             EXECUTIVE COMPENSATION

    Joint Report of the Compensation Committee and the Stock Option Committee

Compensation Committee

     The Compensation Committee is responsible for establishing compensation and benefits (other than stock option grants) for the members of senior management of the Company. The Compensation Committee annually evaluates the Company's performance and compensation paid to the Company's executive officers and other senior management.

Stock Option Committee

     The Stock Option Committee is responsible for administering the Company's 1992 and 1994 Stock Option Plans and granting stock options and restricted stock awards under these plans. The Stock Option Committee meets periodically to consider option grants to newly hired, promoted, and existing members of management.

Objectives and Policies

     The Compensation Committee and the Stock Option Committee seek to establish compensation policies, plans, and programs to accomplish two objectives: (i) to attract and retain highly capable and well-qualified executives and (ii) to focus executives' efforts on increasing shareholder value. To achieve these objectives, the committees have established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of stock options and restricted stock awards that vest over a period of time.

     The following executive officers have been compensated pursuant to the objectives described above in accordance with employment agreements and incentive compensation plans described: Messrs. Walters and McLean since the beginning of fiscal 1995, Mr. Owens from June 1995 until his resignation effective April 1, 1999, and Mr. Jones since August 1999. The Compensation Committee believes that it is desirable to tie a significant percentage of each executive's overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels subject to adjustment at the discretion of the Compensation Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock based on the achievement of objective long-term Company performance goals.

     For fiscal 2000, Messrs. Walters, Jones, and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Walters, Jones, and McLean for fiscal 2000 were determined in accordance with the Company's Executive Incentive Plan (the "Executive Incentive Plan") and based on the Company's achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, and (3) expense control. The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable and expense control are the two most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Walters, Jones, and McLean in fiscal 2000 were as follows: earnings per share--40%; growth in loans receivable--30%; and expense control--30%. Messrs. Walters and McLean also faced a potential penalty of 10% of their respective base salaries for not meeting certain investor relations goals. Possible bonuses ranging from 25% to 150% of base salary for Mr. Walters, from 22.5% to 135% of base salary for Mr. Jones, and from 20% to 120% of base salary for Mr. McLean were available for fiscal 2000 depending upon whether the Company reached the pre-established minimum, threshold, target, or maximum levels of achievement with respect to a particular goal. During fiscal 2000, the Company achieved maximum performance levels with respect to its goals for earnings per share, growth in loans receivable, and expense control, and as a result, the cash bonuses payable under the Executive Incentive Plan amounted to 150.0%, 135.0% and 120.0% of base salary for Messrs. Walters, Jones, and McLean, respectively.

     The compensation of the Company's other two executive officers, Mr. Roland and Mr. Johnson, provide for bonuses which are based 50% on the achievement of business unit performance goals and 50% on the same company performance goals that determine the compensation of Messrs. Walters, Jones, and McLean.

     Historically, the long-term incentive components of the Company's executive compensation have been stock options and restricted stock awards under the 1992 and 1994 Stock Option Plans in accordance with the Company's Executive Strategic Incentive Plan (the "Strategic Incentive Plan"). Options may have a term of up to 10 years, but expire earlier upon an executive's termination of employment. Options granted under the 1992 and 1994 Stock Option Plans are exercisable at the fair market value of the Shares at the date of grant. Restricted stock awards may contain such transfer restrictions and vesting and other terms as determined by the Stock Option Committee.

     Following the end of fiscal 1999, the Company discontinued the Strategic Incentive Plan to simplify its compensation programs for senior management generally and to conserve options for future issuance under its existing option plans. To compensate Messrs. Walters and McLean for any awards that may have been accrued under the Strategic Incentive Plan, these executives were granted cash bonuses of $60,000 and $40,000, respectively, and were awarded on April 1, 1999, options to purchase 50,000 Shares, representing in value approximately 35.0% and 50.0% of each executive's base salary, respectively. The cash payments are payable in three equal installments in August 1999, April 2000, and April 2001. One-third of the options granted on April 1, 1999, vested immediately, and the remaining two-thirds vest in equal increments over the next two years. These options are for a term of 10 years and are exercisable at $5.375 per share, the average of the high and low sales price of the Company's Common Stock on the date of grant. The options will terminate upon the executive's termination of employment, except in the event of death, disability, and certain involuntary termination, in which case the options continue to be exercisable for a certain period after termination of employment. Accordingly, the extent to which these options appreciate in value depends upon the executive's continued employment with the Company and the Company's continued performance.

     In addition to the above, Mr. Doug Jones was awarded an option to purchase 50,000 shares of the Company's Common Stock in August 1999 as part of his employment package. This option is also for a term of 10 years and is exercisable at $5.78 per share. It vests at the rate of 20% per year over a period of five years and terminates upon the termination of Mr. Jones' employment, except under certain circumstances as described above.

     Section 162(m) of the Internal Revenue Code prohibits publicly held corporations from deducting as an expense for tax purposes the amount by which compensation paid to certain executives exceeds $1,000,000. Certain types of incentive compensation are excepted from this prohibition. While the current compensation levels of the Company's executives are well below this limit, the committees intend to consider the effects of Section 162(m) in determining whether any of the committees' policies, or any of the Company's compensation plans, should be changed to avoid payment of nondeductible compensation.

Compensation of Chief Executive Officer

     Mr. Walters' compensation for fiscal 2000 was determined in the manner and in accordance with the policies described above.

     During fiscal 2000, the Company continued to experience dramatic improvement in its operating performance. For the 12 months ended March 31, 2000, the Company earned $14.2 million, representing a 93.6% increase over the prior year, a 9.7% return on average assets and a 23.2% return on average equity. During the last three fiscal years ended March 31, 1998, 1999, and 2000, Mr. Walters has overseen increases in the Company's office network of 24, 19, and 31 net new offices, respectively; and in gross loans receivable, the Company's primary earning assets, of 15%, 15%, and 16%, respectively. Based on these factors, the committees continue to believe that Mr. Walters' compensation as Chief Executive Officer appropriately reflects the Company's short-term and long-term performance.

         COMPENSATION COMMITTEE            STOCK OPTION COMMITTEE
         Ken R. Bramlett                   Ken R. Bramlett
         James R. Gilreath                 James R. Gilreath
         William S. Hummers, III           William S. Hummers, III
         Charles D. Way                    Charles D. Way

Compensation Committee Interlocks and Insider Participation

     During fiscal 2000, Messrs. Bramlett, Gilreath, Hummers, and Way served as members of the Compensation Committee and the Stock Option Committee. Mr. Gilreath is a member of the law firm of James R. Gilreath, P.A., which since 1989 has served and will continue to serve as counsel to the Company.

     Summary Compensation Table. The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 2000, 1999 and 1998 with respect to the chief executive officer of the Company and, except as otherwise noted, the four other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 2000. Mr. Johnson became an executive officer of the Company during fiscal 1999 and Mr. Jones became an executive officer during fiscal 2000.

                           Summary Compensation Table

                                                                                               Long-Term
                                                          Annual Compensation             Compensation Award
                                                ---------------------------------------  ---------------------
                                                                          Other Annual   Securities Underlying    All Other
Name and Principal Position             Year    Salary($)   Bonus($)    Compensation($)       Options (#)      Compensation($)
---------------------------             ----    ---------   --------    ---------------  --------------------- ---------------
Charles D. Walters                      2000    248,918     399,121            (1)               50,000           29,764(2)
    Chairman and Chief                  1999    228,480     295,724            (1)               29,840           34,268(3)
    Executive Officer                   1998    222,000     138,750            (1)               40,276           43,423(4)

Douglas R. Jones                        2000    123,958     236,250            (1)               50,000             -
    President and Chief                 1999        -          -               (1)                -                 -
    Operating Officer                   1998        -          -               (1)                -                 -

A. Alexander McLean, III                2000    170,132     220,818            (1)               50,000            5,125(5)
    Executive Vice President            1999    155,255     150,026            (1)               20,182            2,436(5)
    and Chief Financial Officer         1998    150,150      75,075            (1)               27,304            4,750(5)

Mark C. Roland                          2000    122,231     105,000            (1)               10,000            3,572(5)
    Senior Vice President               1999    115,894      87,500            (1)               15,000            3,488(5)
    Eastern Division                    1998    107,625      45,000            (1)               17,000            1,375(5)

R. Harold Owens                         2000        -          -               (1)               50,000          192,328(6)
    Former President and                1999    186,720     204,567            (1)               23,287            1,884(5)
    Chief Operating Officer             1998    173,250     100,485            (1)               31,082            4,071(5)

Casey K. Johnson                        2000     89,993      56,056            (1)               10,000            3,976(5)
    Former Senior Vice                  1999     82,590      50,000            (1)               15,000            2,873(5)
    President, Western Division         1998     64,375       5,000            (1)                5,000            2,085(5)

--------------------

(1) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.

(2) Includes $5,173 in company-matching contributions under the Company's 401(k) plan and $24,591 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters' life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(3) Includes $2,419 in company-matching contributions under the Company's 401(k) plan and $31,849 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(4) Includes $4,750 in company-matching contributions under the Company's 401(k) plan and $38,673 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(5) Amount represents company-matching contributions under the Company's 401(k) plan.

(6) Mr. Owens resigned all of his positions with the Company effective April 1, 1999, and the amount represents severance payments made to Mr. Owens during fiscal 2000 under the terms of his settlement agreement with the Company, as described below under "Employment and Severance Agreements."


     Option Grants Table. The following table sets forth information with respect to options granted during the fiscal year ended March 31, 2000 to the named officers.


                      Option Grants in Last Fiscal Year (1)

                                     Individual Grants
                                 --------------------------
                                                 % of Total                                     Potential Realized
                                  Number of        Options                                       Value at Assumed
                                 Securities      Granted to                                    Annual Rates of Stock
                                 Underlying       Employees        Exercise or                Price Appreciation for
                                   Options        in Fiscal        Base Price    Expiration       Option Term (2)
Name                             Granted (#)      Year (%)         ($/Sh) (1)       Date       5% ($)      10% ($)
----                             -----------      ---------        ----------   -----------   -------      ---------
Charles D. Walters...........      50,000            11.87             5.375       4/1/09     169,015      428,318

Douglas R. Jones.............      50,000            11.87             5.780      8/16/09     181,751      460,592

A. Alexander McLean, III.....      50,000            11.87             5.375       4/1/09     169,015      428,318

Mark C. Roland...............      10,000             2.37             5.440     10/20/09      34,212       86,700

R. Harold Owens..............      50,000            11.87             5.375      6/26/01     169,015      428,318

Casey K. Johnson.............      10,000             2.37             5.440      5/28/00      34,212       86,700

-------------
(1) All Options shown in this table were granted under the Company's 1992 Stock Option Plan and 1994 Stock Option Plan at the fair market value of the Shares on the date of grant (defined as the average of the high and low sale prices of the Shares as quoted on the NASDAQ National Market System).

(2) These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.


     Option Year-End Value Table. The following table sets forth information with respect to unexercised options held as of March 31, 2000.


                          Fiscal Year-End Option Values

                                             Number of Securities Underlying       Value of Unexercised In-the-Money
                                            Unexercised Options at FY-End (#)          Options at FY-End ($) (1)
                                            ---------------------------------       --------------------------------
Name                                        Exercisable        Unexercisable         Exercisable      Unexercisable
----                                        -----------        -------------        ------------      --------------
Charles D. Walters........................    558,199              16,667              156,225              -
Douglas R. Jones..........................     10,000              40,000                -                  -
A. Alexander McLean, III..................    400,684              16,667               94,680              -
Mark C. Roland............................     32,000              40,000                -                  -
R. Harold Owens...........................    253,223                -                   -                  -
Casey K. Johnson..........................     49,500              28,000               32,190              -

(1) The fair market value used for computations in this column was $5.063, which was the last sales price of the shares on March 31, 2000.

     Employment and Severance Agreements. The Company maintains employment agreements with Messrs. Walters, Jones and McLean. These agreements expire on April 1, 2003, for Messrs. Walters and McLean and on August 16, 2002, for Mr. Jones. The terms of these agreements are three years and provide for current annual base salaries of not less than $260,000, $185,000 and $180,000, for Messrs. Walters, Jones and McLean, respectively, as determined by the Compensation Committee. These salaries are subject to annual increases as determined by the Compensation Committee. In addition, the agreements provide for the payment of annual cash incentive payments in accordance with the terms of the Company's Executive Incentive Plan, based on the Company's achievements of certain pre-established performance criteria. For fiscal 2000, the performance criteria related to achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, and the control of general and administrative expenses within certain limits.

     Under the agreements with Messrs. Walters, Jones and McLean, the Company has agreed to provide each with long-term disability insurance benefits equal to 60% of such executive's base salary at the time of disability, and Mr. Walters' agreement requires the Company to provide at least $2,000,000 in life insurance coverage payable to Mr. Walters' designated beneficiary in the event of his death. These agreements also provide for severance payments and the continuation of certain benefits if either executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive's base salary at the time of termination or change of control, as the case may be, for the longer of 24 months or the remaining term of the employment agreement, (ii) the continuation of all other perquisites and benefits available under the agreement for a period of 24 months from the date of termination, and (iii) annual incentive compensation payments prorated to the date of termination.

     Messrs. Walters, Jones and McLean have agreed not to compete with the Company during the term of their employment and for two years thereafter.

     Prior to his resignation on April 1, 1999 from his positions as an officer, director and employee of the Company, Mr. Owens was employed pursuant to an employment agreement with the Company that provided for an annual base salary of not less than $189,414 per year, as determined each year by the Compensation Committee. In conjunction with his resignation, the Company and Mr. Owens entered into a settlement agreement whereby Mr. Owens continued to receive his base salary and all fringe benefits through April 30, 2000, and was assigned the title to his company-owned vehicle. Additionally, in lieu of any award which may have accrued in fiscal 1999 under the Company's Strategic Incentive Plan, Mr. Owens was awarded options to purchase 50,000 shares of the Company's Common Stock. These options, as well as all other options previously awarded by the Company to Mr. Owens, were fully vested under the terms of the settlement agreement, and all of such options remain exercisable at any time prior to June 26, 2001 (the stated expiration date of Mr. Owens' employment agreement).

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon the recommendation of the Audit Committee, has approved the selection of the firm KPMG LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current year, to report on the consolidated balance sheet and related statement of operations of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of KPMG LLP for the purposes set forth above. The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company's most recent fiscal year.

     Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

     Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in auditors for the next year.

     The Board unanimously recommends a vote FOR ratifying the selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year.

                PROPOSALS FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on March 2, 2001, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company's proxy statement. In addition, under SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year's annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 16, 2001.

                                  OTHER MATTERS

     The Board and the Company's officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgement.

     You are cordially invited to attend this year's Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.





                                        CHARLES D WALTERS
                                        Chairman of the Board and
                                        Chief Executive Officer

June 30, 2000

                                   [GRAPHIC]
                          World Acceptance Corporation





                            Notice of Annual Meeting

                                       and

                                 Proxy Statement











                                 Annual Meeting
                                 of Shareholders
                                  to be held on
                                 August 2, 2000

                                                                      Appendix A








                             - FOLD AND DETACH HERE-
-----------------------------------------------------------------------------
                             Revocable Proxy
                          World Acceptance Corporation
                         ANNUAL MEETING OF SHAREHOLDERS
                         to be held on August 2, 2000


          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints A. Alexander McLean, III and Jeffrey W. Ohly as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of World Acceptance Corporation (the "Company") held of record by the undersigned on June 19, 2000 at the annual meeting of shareholders to be on August 2, 2000 or any adjournment thereof.

1. Election of Directors
   [ ] FOR all nominees listed below                   [ ] WITHHOLD AUTHORITY (to vote for all
      (except as marked to the contrary below)             nominees listed below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Charles D. Walters; A. Alexander McLean, III; James R. Gilreath; William S.Hummers, III; Charles D. Way; and Ken R. Bramlett, Jr.


2. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF KPMG LLP as the Company's independent public accountants

                [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

                            - FOLD AND DETACH HERE-
--------------------------------------------------------------------------------



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL AND THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

                                    The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated June 30, 2000, and revokes all proxies heretofore given by the undersigned.

                                    Please sign exactly as name appears below.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.


                                    Dated:________________________________, 2000


                                    Signature:__________________________________


                                    Signature if held jointly:__________________


                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                    CARD PROMPTLY USING THE ENCLOSED
                                    POSTAGE-PREPAID ENVELOPE